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                                                                EXHIBIT 23.2


                 Consent of Ernst & Young, Independent Auditors

We consent to the reference to our firm under the captions "Summary Consolidated Financial Information" and "Experts" and to the use of our report dated March 5, 1999, except for Note 1 - Common Control Merger, as to which the date is May 13, 1999, in the Registration Statement (Form S-4) and related Prospectus of Alliance Imaging, Inc., to be filed with the Securities and Exchange Commission on or about May 10, 2001, for the registration of $260,000,000 aggregate principal amount at maturity of 10 3/8% Senior Subordinated Notes due 2011.


                                       /s/ Ernst & Young LLP


Orange County, California
May 10, 2001